Sub-Item 77Q2

Nuveen Senior Income Fund
333-86619
811-09571

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Fund's officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that Form 3 listed below were filed late.

There are no greater than ten-percent
shareholders of the Fund.


ADVISER:

Nuveen Institutional Advisory Corp.

Filed Late Form 3 on January 29, 2003